Exhibit (11) - Statement Re:  Computation of Earnings Per Share
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
                               Three Months Ended         Six Months Ended
                              June 30,     June 30,     June 30,     June 30,
                                1997         1996         1997         1996
Primary:
Average shares outstanding    2,076,929    2,069,304    2,073,964    2,068,763
Net effect of dilutive
  stock options - based on
  the treasury stock method
  using average market price     48,148       16,112       51,047       15,179

 Totals                       2,125,077    2,085,416    2,125,011    2,083,942

Net income                   $  684,019   $  423,774   $1,196,537   $  778,931

Per share amount             $     0.32   $     0.20   $     0.56   $     0.37

Fully diluted:
Average shares outstanding    2,076,929    2,069,304    2,073,964    2,068,763
Net effect of dilutive stock
  options - based on the
  treasury stock method using
  average market price which
  is greater than quarter-end
  market price                   48,242       16,136       51,567       15,955

Totals                        2,125,171    2,085,440    2,125,531    2,084,718

Net income                   $  684,019   $  423,774   $1,196,537   $  778,931

Per share amount             $     0.32   $     0.20   $     0.56   $     0.37
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